EXHIBIT 21.1

TALON INTERNATIONAL, INC.

Subsidiaries

Name	Jurisdiction of Organization

Tag-It Pacific Limited	Hong Kong

Tag-It, Inc.	California

Tag-It Pacific (HK) Ltd	British Virgin Islands

Tagit de Mexico, S.A. de C.V.	Mexico

A.G.S. Stationary, Inc.	California

Talon Zipper (Shenzhen) Company Ltd.	China

Talon International Pvt. Ltd.	India

A.G.S. Holdings, Inc.	Delaware

A.G.S. Holdings LLC	Delaware

Tag It Pacific LLC	Delaware

PT Talon Indonesia.	Indonesia

Tag It Brands, Inc.	California

Talon Dominicana S.A.	Dominican Republic